Exhibit 5.1

Ctrip.com International, Ltd

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233

People’s Republic of China

The Bank of New York

101 Barclay Street

New York, New York 10286

U.S.A.

[                    ], 2004

Dear Sirs:

Ctrip.com International, Ltd.

We have acted as Cayman Islands legal advisers to Ctrip.com International, Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-2, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on [                    ], 2004, relating to the sale by the selling shareholders (the “Selling Shareholders”) of a total of [                    ] American Depositary Shares, each of which represents two ordinary shares, par value $0.01 per share, of the Company (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.2 to the Registration Statement.

1    DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation dated 3rd March, 2000 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 8th December, 2003 (the “Memorandum and Articles of Association”);

1.2 the [written resolutions][minutes of the meeting of the Board] of the Directors of the Company dated [                    ], 2004;

1.3 the Registration Statement; and

1.4 a certificate from a Director of the Company dated [                    ], 2004, a copy of which is attached hereto (the “Director’s Certificate”).

2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

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(ii) The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

3    OPINION

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1. The authorised share capital of the Company is US$1,000,000 divided into 100,000,000 Ordinary Shares of par value US$0.01 each.

3.2 Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

4    QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Taxation” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ MAPLES AND CALDER
MAPLES and CALDER